AGREEMENT

This Release Agreement (the "Agreement") is made and entered into as of the 14th day of December, 2001, by and US DATA AUTHORITY, INC., a Florida corporation ("USDA") and IDT Group, Inc., a Florida corporation ("IDT").

RECITALS

WHEREAS, USDA and IDT are parties to the certain Stock Purchase Agreement and Investor Questionnaire and Subscription Agreement, both dated as of March 19, 2001 (collectively, the "Stock Purchase Documents");

WHEREAS, IDT has filed a lawsuit against USDA in U.S. District Court, Southern District of Florida, Case no. 01-9002 (the "Lawsuit") based upon issues connected with the Stock Purchase Documents and has granted to USDA an extension until December 17, 2001 to file an answer to its complaint filed in the Lawsuit;

NOW THEREFORE, in consideration for the mutual covenants as outlined herein, the parties to this Agreement agree as follows:

    USDA and IDT, on behalf of themselves, their stockholders, owners, family members, and their agents, heirs, executors, administrators, successors and assigns hereby voluntarily and knowingly irrevocably release and forever discharge each other and any and all of each releasees' past or present officers, directors, agents, stockholders, attorneys, affiliates, employees, subsidiaries, divisions, predecessors, successors, insurers and assigns from any and all obligations, complaints, claims, demands, actions or causes of actions the releasors have or may have, collectively or individually, against any one or more of the releasees, arising from Stock Purchase Documents and such Stock Purchase Documents shall, and is hereby considered null and void without any further force and effect.

    The 526,316 shares of USDA common stock held in escrow by Feingold & Kam pursuant to the Stock Purchase Agreement shall be released to IDT.

    USDA shall endeavor to register the 1,052,632 shares of its common stock held by IDT in a Registration Statement on Form SB-2 (the "Registration Statement") as soon as reasonably practicable.

    In the event IDT does not realize $210,000 in net proceeds from the sale of its 1,052,632 shares of USDA common stock, USDA shall make up the difference, if any, between $210,000 and such net proceeds, not to exceed $100,000, by issuing to IDT shares of USDA common stock at the rate of $0.15 per share, subject to adjustment for stock splits, etc.).

    USDA shall irrevocable direct its securities counsel to authorize the transfer agent to remove the restrictive legend with respect to the 1,052,632 shares in accordance with Rule 144 of the Securities Act of 1933, as amended, and the rules and regulations thereto, if the Registration Statement is not effective on or before March 19, 2002.

    IDT shall dismiss with prejudice the Lawsuit contemporaneously with the execution and as a condition to the effectiveness of this Agreement.

    The parties to this Agreement represent and warrant that they fully understand the effect hereof, that they execute this Agreement of their own free will and accord for the consideration set forth herein, and they acknowledge that they have had an adequate time to review and consider this Agreement and have had the opportunity to discuss this Agreement with an attorney if they so choose.

    This Agreement reflects the full agreement of the parties and supersedes all other agreements or understandings whether written or oral in connection with the subject matter of the Agreement.

    This Agreement shall be binding upon and shall inure to the benefit of the parties, their respective officers, directors, employees, agents, owners, subsidiaries, affiliates, predecessors, successors, purchasers, assigns, administrators, underwriters, executors, heirs, beneficiaries and representatives.

    This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original (including facsimiles), and all such counterparts together shall constitute one and the same agreement.

Dated as of the date first herein written.

US DATA AUTHORITY, INC.

/S/ Dominick F. Maggio, COO
By Dominick F. Maggio
Title: COO/EVP

IDT GROUP, INC.

/S/ Darren Silverman
By: Darren Silverman
Title(s): President